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                                                                    EXHIBIT 16.1


August 30, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Commissioners:

We have read the statements made by MedicalCV, Inc., which are included in the fourth paragraph under the heading "Change in Accountants" in this prospectus. We agree with these statements concerning our Firm. We have no basis to agree or disagree with the other statements of MedicalCV, Inc., contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP